Exhibit 99

Accenture Reports Strong First-Quarter Fiscal 2023 Results

-- Revenues are $15.7 billion, an increase of 5% in U.S. dollars and 15% in local currency --

-- Operating margin expands 20 basis points to 16.5%, with operating income increasing 7% to $2.59 billion --

-- EPS are $3.08, an 11% increase from $2.78 for the first quarter of fiscal 2022 --

-- New bookings are $16.2 billion across consulting and managed services with both at $8.1 billion --

-- Company declares quarterly cash dividend of $1.12 per share, up 15% from a year ago --

-- Accenture updates business outlook for fiscal 2023; raises EPS to $11.20 to $11.52; continues to expect revenue growth of 8% to 11% in local currency; and now expects foreign-exchange impact of negative 5% --

NEW YORK; Dec. 16, 2022 — Accenture (NYSE: ACN) reported financial results for the first quarter of fiscal 2023, ended November 30, 2022, with revenues of $15.7 billion, an increase of 5% in U.S. dollars and 15% in local currency over the same period last year.

Diluted earnings per share were $3.08, an 11% increase from $2.78 for the first quarter last year.

Operating income was $2.59 billion, a 7% increase over the same period last year, and operating margin was 16.5%, an expansion of 20 basis points. Operating cash flow was $495 million and free cash flow was $397 million.

New bookings for the quarter were $16.2 billion, with bookings of $8.1 billion for both consulting and managed services (previously referred to as outsourcing).

Julie Sweet, chair and CEO, Accenture, said, “Our strong first quarter results reflect our laser focus on creating value for our clients, as well as the significant investments in our business and capabilities we make year in and year out to meet the evolving needs of our clients. Today, all strategies lead to technology, and Accenture’s depth and breadth, leading ecosystem relationships and continuous innovation are enabling clients to digitize faster, build greater resiliency and optimize costs. Thanks to our extraordinary people, we continue to deliver 360° value for all our stakeholders, and are pleased to share our goals, progress and performance in our newly enhanced 360° Value Reporting Experience.”

Financial Review

Revenues for the first quarter of fiscal 2023 were $15.75 billion, compared with $14.97 billion for the first quarter of fiscal 2022, an increase of 5% in U.S. dollars and 15% in local currency.

Revenues for the quarter reflect a foreign-exchange impact of approximately negative 9.5% compared with the negative 8.5% impact previously assumed. Adjusting for the actual foreign-exchange impact, the company’s guided range for quarterly revenues was approximately $15.05 billion to $15.60 billion. Accenture’s first-quarter fiscal 2023 revenues were approximately $150 million above this adjusted range.

▪Consulting revenues for the quarter were $8.44 billion, an increase of 1% in U.S. dollars and 10% in local currency compared with the first quarter of fiscal 2022.

▪Managed Services revenues were $7.30 billion, an increase of 11% in U.S. dollars and 20% local currency compared with the first quarter of fiscal 2022.

Diluted EPS for the quarter were $3.08, an 11% increase from $2.78 for the first quarter last year. The $0.30 increase in EPS reflects:

▪a $0.19 increase from higher revenue and operating results; and
▪a $0.04 increase from non-operating income; and
▪a $0.04 increase from a lower effective tax rate; and
▪a $0.03 increase from a lower share count.

Gross margin (gross profit as a percentage of revenues) for the quarter was 32.9%, flat compared to 32.9% in the first quarter last year. Selling, general and administrative (SG&A) expenses for the quarter were $2.59 billion, or 16.5% of revenues, compared with $2.48 billion, or 16.6% of revenues, for the first quarter last year.

Operating income for the quarter increased 7%, to $2.59 billion, or 16.5% of revenues, compared with $2.43 billion, or 16.3% of revenues, for the first quarter of fiscal 2022.

The company’s effective tax rate for the quarter was 23.3%, compared with 24.4% for the first quarter last year.

Net income for the quarter was $2.00 billion, compared with $1.82 billion for the first quarter last year.

Operating cash flow for the quarter was $495 million, and property and equipment additions were $99 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $397 million. For the same period last year, operating cash flow was $531 million; property and equipment additions were $182 million; and free cash flow was $349 million.

Days services outstanding, or DSOs, were 48 days at Nov. 30, 2022, compared with 43 days at Aug. 31, 2022 and 42 days at Nov. 30, 2021.

Accenture’s total cash balance at Nov. 30, 2022 was $5.9 billion, compared with $7.9 billion at Aug. 31, 2022.

New Bookings

New bookings for the first quarter were $16.22 billion, a 3% decrease in U.S. dollars and a 6% increase in local currency from the first quarter last year.

▪Consulting new bookings were $8.11 billion, or 50% of total new bookings.
▪Managed Services new bookings were $8.11 billion, or 50% of total new bookings.

Revenues by Geographic Market

Revenues by geographic market were as follows:

▪North America: $7.62 billion, an increase of 10% in U.S. dollars and 11% in local currency compared with the first quarter of fiscal 2022.

▪Europe: $5.07 billion, a decrease of 0.5% in U.S. dollars and an increase of 17% in local currency compared with the first quarter of fiscal 2022.

▪Growth Markets: $3.05 billion, an increase of 3% in U.S. dollars and 19% in local currency compared with the first quarter of fiscal 2022.

Revenues by Industry Group

Revenues by industry group were as follows:

▪Communications, Media & Technology: $2.98 billion, an increase of 3% in U.S. dollars and 11% in local currency compared with the first quarter of fiscal 2022.

▪Financial Services: $2.96 billion, an increase of 2% in U.S. dollars and 13% in local currency compared with the first quarter of fiscal 2022.

▪Health & Public Service: $3.00 billion, an increase of 10% in U.S. dollars and 15% in local currency compared with the first quarter of fiscal 2022.

▪Products: $4.67 billion, an increase of 4% in U.S. dollars and 15% in local currency compared with the first quarter of fiscal 2022.

▪Resources: $2.14 billion, an increase of 10% in U.S. dollars and 21% in local currency compared with the first quarter of fiscal 2022.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases.

Dividend

On Nov. 15, 2022, a quarterly cash dividend of $1.12 per share was paid to shareholders of record at the close of business on Oct. 13, 2022. These cash dividend payments totaled $706 million.

Accenture plc has declared another quarterly cash dividend of $1.12 per share for shareholders of record at the close of business on Jan. 12, 2023. This dividend, which is payable on Feb. 15, 2023, represents a 15% increase over the quarterly dividend rate of $0.97 per share in fiscal 2022.

Share Repurchase Activity

During the first quarter of fiscal 2023, Accenture repurchased or redeemed 5.2 million shares for a total of $1.4 billion, including approximately 4.5 million shares repurchased in the open market.

Accenture’s total remaining share repurchase authority at Nov. 30, 2022 was approximately $4.9 billion.

At Nov. 30, 2022, Accenture had approximately 630 million total shares outstanding.

Business Outlook

Second Quarter Fiscal 2023

Accenture expects revenues for the second quarter of fiscal 2023 to be in the range of $15.20 billion to $15.75 billion, an increase of 6% to 10% in local currency, reflecting the company’s assumption of an approximately negative 5% foreign-exchange impact compared with the second quarter of fiscal 2022.

Fiscal Year 2023

Accenture’s business outlook for the full 2023 fiscal year now assumes that the foreign-exchange impact on its results in U.S. dollars will be approximately negative 5% compared with fiscal 2022; the company previously expected a negative 6% foreign-exchange impact.

For fiscal 2023, the company continues to expect revenue growth to be in the range of 8% to 11 % in local currency.

Accenture continues to expect operating margin for the full 2023 fiscal year to be in the range of 15.3% to 15.5%, an expansion of 10 to 30 basis points from fiscal 2022.

The company continues to expect its annual effective tax rate to be in the range of 23% to 25%.

The company now expects diluted EPS to be in the range of $11.20 to $11.52, an increase of 5% to 8% over FY22 diluted EPS. The company previously expected diluted EPS to be in the range of $11.09 to $11.41.

For fiscal 2023, the company continues to expect operating cash flow to be in the range of $8.5 billion to $9.0 billion; property and equipment additions to be $800 million; and free cash flow to be in the range of $7.7 billion to $8.2 billion.

The company continues to expect to return at least $7.1 billion in cash to shareholders through dividends and share repurchases.

360° Value Reporting
Accenture’s goal is to create 360° value for our clients, people, shareholders, partners, and communities. Our reporting captures how we deliver unique value across six vital dimensions and offers a comprehensive view of our financial and environmental, social and governance (ESG) measures, and our goals, progress and performance for each. We are pleased to publish our first full 360° Value Report for fiscal 2022 in tandem with our enhanced, online 360° Value Reporting Experience, which now provides customizable reports. To access please visit the Accenture 360° Value Reporting Experience at www.accenture.com/reportingexperience.

Conference Call and Webcast Details

Accenture will host a conference call at 8:00 a.m. EST today to discuss its first-quarter fiscal 2023 financial results. To participate, please dial +1 (877) 692-8955 [+1 (234) 720-6979 outside the United States, Puerto Rico and Canada] and enter access code 9024690 approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture website at www.accenture.com.

A replay of the conference call will be available at www.accenture.com beginning at 11:00 a.m. EST today, December 16, and continuing through March 22, 2023. The replay will also be available via telephone by dialing +1 (866) 207-1041 [+1 (402) 970-0847 outside the United States, Puerto Rico and Canada] and entering access code 2975215 from 11:00 a.m. EST today, December 16, through Thursday, March 22, 2023.

About Accenture

Accenture is a leading global professional services company that helps the world’s leading businesses, governments and other organizations build their digital core, optimize their operations, accelerate revenue growth and enhance citizen services—creating tangible value at speed and scale. We are a talent and innovation led company with 738,000 people serving clients in more than 120 countries. Technology is at the core of change today, and we are one of the world’s leaders in helping drive that change, with strong ecosystem relationships. We combine our strength in technology with unmatched industry experience, functional expertise and global delivery capability. We are uniquely able to deliver tangible outcomes because of our broad range of services, solutions and assets across Strategy & Consulting, Technology, Operations, Industry X and Accenture Song. These capabilities, together with our culture of shared success and commitment to creating 360° value, enable us to help our clients succeed and build trusted, lasting relationships. We measure our success by the 360° value we create for our clients, each other, our shareholders, partners and communities. Visit us at www.accenture.com.

Non-GAAP Financial Information
This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations. While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP. Accenture provides full-year revenue guidance on a local-currency basis and not in U.S. dollars because the impact of foreign exchange rate fluctuations could vary significantly from the company’s stated assumptions.

Forward-Looking Statements
Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “aspires,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “positioned,” “outlook,” “goal,” “target,” and similar expressions are used to identify these forward-looking statements. These statements are not guarantees of future performance nor promises that goals or targets will be met, and involve a number of risks, uncertainties and other factors that are difficult to predict and could cause actual results to differ materially from those expressed or implied. These risks include, without limitation, risks that: Accenture’s results of operations have been, and may in the future be, adversely affected by volatile, negative or uncertain economic and political conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; Accenture’s business depends on generating and maintaining client demand for the company’s services and solutions including through the adaptation and expansion of its services and solutions in response to ongoing changes in technology and offerings, and a significant reduction in such demand or an inability to respond to the evolving technological environment could materially affect the company’s results of operations; if Accenture is unable to match people and their skills with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; Accenture faces legal, reputational and financial risks from any failure to protect client and/or company data from security incidents or cyberattacks; the markets in which Accenture operates are highly competitive, and Accenture might not be able to compete effectively; Accenture’s ability to attract and retain business and employees may depend on its reputation in the marketplace; Accenture’s environmental, social and governance (ESG) commitments and disclosures may expose it to reputational risks and legal liability; if Accenture does not successfully manage and develop its relationships with key ecosystem partners or fails to anticipate and establish new alliances in new technologies, the company’s results of operations could be adversely affected; Accenture’s profitability could materially suffer if the company is unable to obtain favorable pricing for its services and solutions, if the company is unable to remain competitive, if its cost-management strategies are unsuccessful or if it experiences delivery inefficiencies or fail to satisfy certain agreed-upon targets or specific service levels; changes in Accenture’s level of taxes, as well as audits, investigations and tax proceedings, or changes in tax laws or in their interpretation or enforcement, could have a material adverse effect on the company’s effective tax rate, results of operations, cash flows and financial condition; Accenture’s results of operations could be materially adversely affected by fluctuations in foreign currency exchange rates; changes to accounting standards or in the estimates and assumptions Accenture makes in connection with the preparation of its consolidated financial statements could adversely affect its financial results; as a result of Accenture’s geographically diverse operations and strategy to continue to grow in key markets around the world, the company is more susceptible to certain risks; if Accenture is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; Accenture might not be successful at acquiring, investing in or integrating businesses, entering into joint ventures or divesting businesses; Accenture’s business could be materially adversely affected if the company incurs legal liability; Accenture’s global operations expose the company to numerous and sometimes conflicting legal and regulatory requirements; Accenture’s work with government clients exposes the company to additional risks inherent in the government contracting environment; if Accenture is unable to protect or enforce its intellectual property rights or if Accenture’s services or solutions infringe upon the intellectual property rights of others or the company loses its ability to utilize the intellectual property of others, its business could be adversely affected; Accenture may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent Annual Report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###
Contacts:

Stacey Jones
Accenture Media Relations
+1 917 452 6561
stacey.jones@accenture.com

Katie O’Conor
Accenture Investor Relations
+1 973 301 3275
catherine.m.oconor@accenture.com

Accenture plc
Consolidated Income Statements
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	November 30, 2022	% of Revenues	November 30, 2021	% of Revenues
REVENUES:
Revenues	$15,747,802	100.0%	$14,965,153	100.0%
OPERATING EXPENSES:
Cost of services	10,561,660	67.1%	10,048,364	67.1%
Sales and marketing	1,550,019	9.8%	1,454,425	9.7%
General and administrative costs	1,043,023	6.6%	1,028,070	6.9%
Total operating expenses	13,154,702		12,530,859
OPERATING INCOME	2,593,100	16.5%	2,434,294	16.3%
Interest income	44,705		6,050
Interest expense	(7,280)		(11,183)
Other income (expense), net	(28,907)		(23,029)
INCOME BEFORE INCOME TAXES	2,601,618	16.5%	2,406,132	16.1%
Income tax expense	605,318		586,402
NET INCOME	1,996,300	12.7%	1,819,730	12.2%
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc.	(2,085)		(1,934)
Net income attributable to noncontrolling interests – other (1)	(29,265)		(26,772)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$1,964,950	12.5%	$1,791,024	12.0%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$1,964,950		$1,791,024
Net income attributable to noncontrolling interest in Accenture Canada Holdings Inc. (2)	2,085		1,934
Net income for diluted earnings per share calculation	$1,967,035		$1,792,958
EARNINGS PER SHARE:
Basic	$3.12		$2.83
Diluted	$3.08		$2.78
WEIGHTED AVERAGE SHARES:
Basic	630,137,262		632,280,932
Diluted	638,766,821		644,922,661
Cash dividends per share	$1.12		$0.97
(1)Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.
(2)Diluted earnings per share assumes the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis. The income effect does not take into account “Net income attributable to noncontrolling interests — other,” since those shares are not redeemable or exchangeable for Accenture plc Class A ordinary shares.

Accenture plc
Summary of Revenues
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended		Percent Increase (Decrease) U.S. Dollars	Percent Increase (Decrease) Local Currency
	November 30, 2022	November 30, 2021
GEOGRAPHIC MARKETS
North America	$7,622,820	$6,907,215	10%	11%
Europe	5,072,050	5,100,068	(1)	17
Growth Markets	3,052,932	2,957,870	3	19
Total Revenues	$15,747,802	$14,965,153	5%	15%
INDUSTRY GROUPS (1)
Communications, Media & Technology	$2,980,203	$2,897,295	3%	11%
Financial Services	2,963,396	2,917,720	2	13
Health & Public Service	3,000,019	2,730,034	10	15
Products	4,665,788	4,467,897	4	15
Resources	2,138,396	1,952,207	10	21
Total Revenues	$15,747,802	$14,965,153	5%	15%
TYPE OF WORK
Consulting	$8,444,367	$8,392,409	1%	10%
Managed Services (2)	7,303,435	6,572,744	11	20
Total Revenues	$15,747,802	$14,965,153	5%	15%

(1)Effective June 1, 2022, we revised the reporting of our industry groups for the movement of Aerospace & Defense from Communications, Media & Technology to Products. Prior period amounts have been reclassified to conform with the current period presentation.
(2)Previously referred to as our outsourcing business.

Accenture plc
Operating Income by Geographic Market
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2022		November 30, 2021
	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
North America	$1,309,883	17%	$1,244,417	18%	$65,466
Europe	690,000	14	744,856	15	(54,856)
Growth Markets	593,217	19	445,021	15	148,196
Total Operating Income	$2,593,100	16.5%	$2,434,294	16.3%	$158,806

Accenture plc
Consolidated Balance Sheets
(In thousands of U.S. dollars)

	November 30, 2022	August 31, 2022
ASSETS	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$5,899,703	$7,889,833
Short-term investments	4,095	3,973
Receivables and contract assets	12,610,353	11,776,775
Other current assets	2,158,309	1,940,290
Total current assets	20,672,460	21,610,871
NON-CURRENT ASSETS:
Contract assets	68,730	46,844
Investments	324,382	317,972
Property and equipment, net	1,634,074	1,659,140
Lease assets	2,997,162	3,018,535
Goodwill	13,790,686	13,133,293
Other non-current assets	7,628,280	7,476,735
Total non-current assets	26,443,314	25,652,519
TOTAL ASSETS	$47,115,774	$47,263,390
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$9,430	$9,175
Accounts payable	2,417,777	2,559,485
Deferred revenues	4,326,633	4,478,048
Accrued payroll and related benefits	6,872,860	7,611,794
Lease liabilities	707,863	707,598
Other accrued liabilities	2,125,683	2,157,396
Total current liabilities	16,460,246	17,523,496
NON-CURRENT LIABILITIES:
Long-term debt	45,122	45,893
Lease liabilities	2,537,632	2,563,090
Other non-current liabilities	4,406,824	4,383,823
Total non-current liabilities	6,989,578	6,992,806
Total Accenture plc shareholders’ equity	22,974,611	22,106,097
Noncontrolling interests	691,339	640,991
Total shareholders’ equity	23,665,950	22,747,088
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$47,115,774	$47,263,390

Accenture plc
Consolidated Cash Flows Statements
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended
	November 30, 2022	November 30, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,996,300	$1,819,730
Depreciation, amortization and other	506,229	500,865
Share-based compensation expense	425,469	365,691
Change in assets and liabilities/other, net	(2,432,600)	(2,155,415)
Net cash provided by (used in) operating activities	495,398	530,871
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(98,830)	(181,671)
Purchases of businesses and investments, net of cash acquired	(686,460)	(1,735,028)
Proceeds from the sale of businesses and investments, net of cash transferred	596	87
Other investing, net	2,620	4,031
Net cash provided by (used in) investing activities	(782,074)	(1,912,581)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	465,707	409,130
Purchases of shares	(1,418,702)	(845,366)
Cash dividends paid	(705,567)	(613,208)
Other financing, net	(18,298)	(20,016)
Net cash provided by (used in) financing activities	(1,676,860)	(1,069,460)
Effect of exchange rate changes on cash and cash equivalents	(26,594)	(79,887)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,990,130)	(2,531,057)
CASH AND CASH EQUIVALENTS, beginning of period	7,889,833	8,168,174
CASH AND CASH EQUIVALENTS, end of period	$5,899,703	$5,637,117